EXHIBIT 10.2

                              RESEARCH AGREEMENT


     Effective on this 18th day of March, 1997 (the "Effective Date"),

     ALBERT EINSTEIN COLLEGE OF MEDICINE OF YESHIVA UNIVERSITY, a New York nonprofit corporation with offices located at 1300 Morris Park Avenue, Bronx, New York 10461 (hereinafter "University") and

     INNOVIR LABORATORIES, INC., a Delaware corporation having its principal place of business at 510 East 73rd Street, New York, New York 10021 (hereinafter "Innovir"), in consideration of the mutual covenants contained herein, AGREE AS
FOLLOWS:

                                    ARTICLE 1
                           BACKGROUND AND DEFINITIONS

1.1 University, through the Principal Investigator, has developed technology based on a Woodchuck Hepatitis Mouse model for testing antiviral agents against woodchuck hepatitis virus (WHV).

1.2 Innovir has proprietary oligonucleotide based anti-HBV compounds called external guide sequences ("EGS(s)") which has been shown to inhibit HBV replication in hepatoma cells producing human HBV.

1.3 The parties wish to determine if the woodchuck hepatitis mouse model will be useful in determining the effectiveness of anti-human HBV EGS compounds.

1.4  The parties wish to collaborate in a program of research described in
     Schedule 1 hereto (the "Research") under terms and conditions of this Agreement.

                                    ARTICLE 2
                           DESCRIPTION OF THE RESEARCH

2.1 The Research to be conducted hereunder is fully described in Schedule and relates to the use of the Woodchuck Hepatitis mouse model to test the effectiveness of EGSs developed, licensed or owned by Innovir against WHV replication.

                                    ARTICLE 3
                         UNIVERSITY STAFF AND FACILITIES

3.1 The Research shall be carried out at University within the Marion Bessin Liver Research Center under the direction of Charles E. Rogler, Ph.D. ("Principal Investigator"), who shall assign one or more post-doctoral fellows, students or employees ("Researcher(s)") to the Research and will notify Innovir of the selection. If the Principal Investigator or Researcher(s) are unable to continue the Research, Innovir in its sole discretion shall (i) consult with University to select a mutually acceptable


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     replacement or replacements from the University staff to direct and conduct the Research, and/or (ii) terminate the Research upon twenty (20) days written notice to University. Upon such termination, University shall return to Innovir any of the unexpended funds budgeted for mice and supplies and/or any uncommitted salary amounts.

3.2 University shall provide Principal Investigator and Researcher(s) the laboratory, and service facilities, guidance and scientific equipment as required to carry out the Research; provided, however, University shall not be obligated to incur any costs in excess of the amount specified in
     Schedule 2 to perform the Research.

                                    ARTICLE 4
                   REPORTS AND TANGIBLE TECHNICAL INFORMATION

4.1 University and Principal Investigator shall keep Innovir informed of the progress of the research he conducts hereunder on a regular basis as mutually agreed to by both parties. Principal Investigator shall provide Innovir with bimonthly reports of progress and a complete written report at the end of the Term.

4.2 Innovir shall have the right to use the reports submitted by Principal Investigator as it sees fit, however, Innovir may not make any reference to Albert Einstein College of Medicine of Yeshiva University or any affiliate institution without first obtaining written consent from University; provided however, Innovir may make such reference if Innovir's counsel deems it necessary or appropriate to comply with statute, court order or government regulation, for filing with a regulatory agency or for filing a patent application.

4.3 University and Principal Investigator shall in a timely fashion permit Innovir full access to, and at the request of Innovir, shall deliver to Innovir copies of all laboratory notebooks and other technical and research data prepared during the work under this Agreement. Innovir agrees to reimburse University for its reasonable cost in providing such copies.

                                    ARTICLE 5
                         NO RIGHTS IN INNOVIR TECHNOLOGY

5.1 Except as expressly provided in this Agreement, no rights are provided to University (including the Principal Investigator and Researchers) or Innovir under any patents, patent applications, trade secrets or other proprietary rights of the other party. No rights are provided to use the materials or modifications or any related patents of Innovir for profit making or commercial purposes, such as sale of the materials or modifications used in manufacturing, provision of a service to a third party in exchange for consideration, or use in research or consulting for a for-profit or non-profit entity under which the entity obtains rights to research results.

                                    ARTICLE 6
                                   PUBLICATION

6.1 University agrees to provide Innovir with an advance copy of any proposed publication


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     on the Research. Innovir agrees to review proposed publications and to inform University of any information Innovir considers confidential information within thirty (30) days. University shall not publish such confidential information. If a publication does result from Research, authorship shall be jointly decided by Innovir and University based on accepted scientific practice.

6.2 Innovir shall have the right to use the data generated in the Research in filing patent applications, in filing for regulatory approvals and for other commercial purposes.

                                    ARTICLE 7
                                   INVENTIONS

7.1 Intellectual Property shall only mean discoveries, inventions, improvements and/or commercially useful products or processes, whether patentable or not, which were developed or made under this Agreement. University and Innovir will promptly notify the other party of any Intellectual Property conceived and/or made during the term of this Agreement under the Research.

7.2  Results of the Research shall be owned as follows:

          (a) If all inventors are employees of Innovir, by Innovir, and such Intellectual Property will not be subject to this Agreement.

          (b) If all inventors are faculty, students or employees of University, by University.

          (c) If Intellectual Property is invented jointly by at least one person employed by Innovir and at least one person with an obligation to assign to the University, jointly by both Innovir and University.

7.3 If Intellectual Property is solely owned by University, Section 7.2(b), University shall notify and consult with Innovir before filing and prosecuting U.S. or foreign patent applications. If Innovir requests that a patent application or other intellectual property protection be filed and University concurs, Innovir shall bear all costs incurred in connection with such preparation, filing, prosecution and maintenance of U.S. and foreign application(s) directed to said Intellectual Property using counsel selected by University and reasonably acceptable to Innovir. University and Innovir shall cooperate to assure that such application(s), will cover, to the best of their combined knowledge, all items of commercial interest and importance. While University shall be responsible for making all decisions regarding scope and content of application(s) to be filed and prosecution thereof, Innovir shall be given an opportunity to review and provide input thereto and University will not unreasonably reject Innovir's input. If Innovir licenses the Intellectual Property, University shall keep Innovir advised as to all developments with respect to such application(s) and shall promptly supply to Innovir copies of all papers received and filed in connection with the prosecution thereof within a reasonable time for Innovir to comment thereon. Further, University shall promptly notify Innovir in writing of any matter which has been patented under this Agreement.

7.4  If Intellectual Property is jointly owned by University and Innovir,
     Section 7.2(c) and Innovir requests that a patent application or other intellectual property protection be filed, Innovir shall promptly take action to have prepared, filed, and prosecuted such U.S. and foreign application. Innovir shall pay all costs incurred in connection with such preparation, filing, prosecution and maintenance of U.S. and foreign application(s)


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     directed to said Intellectual Property. Innovir shall cooperate with
     University to assure that such application(s) will cover, to the best of their combined knowledge, all items of commercial interest and importance. While Innovir shall be responsible for making decisions regarding scope and content of application(s) to be filed and prosecution thereof, University shall be given an opportunity to review and provide input thereto. Innovir shall keep University advised as to all developments with respect to such application(s) and shall promptly supply to University copies of all papers received and filed in connection with the prosecution thereof within a reasonable time for University to comment thereon. Further, Innovir shall promptly notify University in writing of any matter which has been patented under this Section 7.4.

7.5 If Innovir elects to discontinue the financial support of the prosecution or maintenance of the protection of Intellectual Property under Sections
     7.3 and/or 7.4, University shall be free to file or continue prosecution or maintain any such application(s), and to maintain any protection issuing thereon in the U.S., and in any foreign country at its sole expense.

7.6 If Innovir wants an exclusive license to any patent application or patent owned, jointly by Innovir and University under this Agreement, it shall have an option to obtain an exclusive, worldwide license to the Intellectual Property or any interest therein. If Innovir is paying the costs of patent protection for such Intellectual Property, this option shall expire six (6) months from the date of issuance of the patent, and the Parties shall negotiate in good faith to reach the terms of the exclusive, worldwide license; provided, however, if University and Innovir do not reach agreement, University, for two (2) years, will not offer the Intellectual Property to a third party on terms less favorable in material respects than the terms offered Innovir under this Section 7.6. If Innovir is not paying the costs of patent protection, this option shall expire on the date Innovir stopped paying the patent prosecution costs. Any license shall include a reasonable royalty based on the respective party's contributions and relevant industry standards and, subject to University's policies, shall include such other terms as are typical in licenses of similar technology from nonprofit organizations to for-profit organizations.

7.7 If not restricted by agreements with third parties, University shall negotiate a limited right to use any technologies it owns that were developed by the Principal Investigator to the extent necessary for Innovir to make, use or sell a product incorporating Intellectual Property licensed under Section 7.6. In addition, and if not restricted by agreements with third parties, University shall discuss with Innovir the possibility of licensing a limited right to use any other technologies University owns to the extent necessary for Innovir to make, use or sell a product incorporating Intellectual Property licensed under Section 7.6.

                                    ARTICLE 8
                                 REPRESENTATION

8.1 This Agreement shall not be construed to limit the freedom of individuals participating in the Research to engage in any other research; provided, however, the Principal Investigator and Researcher(s) agree that they will not individually or together seek sponsored research funds from a for-profit third party for the Research defined herein. The Principal Investigator and Researcher(s) will represent to the University that they have not entered into any research agreement with a for-profit third party that would


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     prevent them from performing their obligations under the terms of this
     Agreement.

                                    ARTICLE 9
                                  COMPENSATION

9.1 In support of the Research to be conducted at University, Innovir shall pay University according to the amounts specified and under the terms shown in
     Schedule 2.

9.2 If the parties agree in writing that the results of the testing described in Schedule 1 show that the Woodchuck Hepatitis Mouse model is successful in testing for antihuman HBV EGS compounds, then Innovir shall pay University the bonus specified in Schedule 2 within thirty (30) days of such written agreement of successful testing.

                                   ARTICLE 10
                              TERM AND TERMINATION

10.1 This Agreement shall commence the on Effective Date and shall continue for a six (6) month period (the Term).

10.2 Innovir may terminate this Agreement if University, the Principal Investigator, or the Researcher(s) is in breach of this Agreement and (where the breach is remediable) fails to remedy the breach within thirty
     (30) days of being requested to do so by Innovir, Innovir shall be entitled to terminate this Agreement at any time by notice in writing to University. Termination shall be without prejudice to Innovir's other rights in respect of the breach of the Agreement.

10.3 If Innovir is in breach of this Agreement and (where the breach is remediable) fails to remedy the breach within thirty (30) days of being requested to do so by the University, the University shall be entitled to terminate this Agreement at any time by notice in writing to Innovir. Termination shall be without prejudice to the University's other rights in respect to the breach of the Agreement.

10.4 Articles 5, 6, 7, 11 and 12 and Sections 4.2 and 4.3 shall survive the termination of this Agreement; provided, however Articles 6 and 7 and
     Section 4.2 shall not survive a termination of this Agreement pursuant to
     Section 10.3.

                                   ARTICLE 11
                        RETURN OF DOCUMENTS AND MATERIALS

11.1 Upon termination of this Agreement, either party may request the return of all papers, records and other documents including any materials such as reagents, that it supplied to the other party, which are then in the possession of the other party, except:

          (a)  each party may retain one copy for archival purposes;

          (b) University shall not require Innovir to return any documents or materials which Innovir requires to make an evaluation of its interest in exercising its license option pursuant to Section 7.6 hereof, until after the conclusion of said license option period;

          (c) University shall not require Innovir to return the written reports and


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               tangible technical information made by University pursuant to
               Article 4; and

          (d)  Innovir may retain materials required for government approval.

                                   ARTICLE 12
                    DISCLAIMER OF WARRANTIES, INDEMNIFICATION

12.1 UNIVERSITY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH OR ANY RESULTS OR INTELLECTUAL PROPERTY. UNIVERSITY SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, PUNITIVE OR OTHER DAMAGES SUFFERED BY SPONSOR OR ANY OTHER PERSON RESULTING FROM THE SPONSORED RESEARCH OR THE USE OF ANY INTELLECTUAL PROPERTY.

12.2 Innovir shall defend, indemnify and hold harmless University, the Principal Investigator and any of University's faculty, students, employees, trustees, officers, affiliates and agents (hereinafter referred to collectively as the "Indemnified Persons") from and against any and all liability, claims, lawsuits, losses, damages, costs or expenses (including attorneys' fees), which the Indemnified Persons may hereafter incur, or be required to pay as a result of Innovir's use of the results of Sponsored Research or any Intellectual Property or as a result of any breach of this Agreement or any act or omission of Innovir, its employees, affiliates, contractors, licensees or agents. University shall notify Innovir upon learning of the institution or threatened institution of any such liability, claims, lawsuits, losses, damages, costs and expenses and University shall cooperate with Innovir in every proper way in the defense or settlement thereof at Innovir's request and expense.

                                   ARTICLE 13
                               GENERAL PROVISIONS

13.1 Both parties shall, at all times during the performance of this Agreement, remain as independent contractors and the Agreement shall not make the parties partners, joint venturers, or agents of one another. No party to this Agreement shall have the power to bind or obligate the other party.

13.2 None of the materials supplied under this Agreement by either party to the other, shall be used in human subjects without obtaining appropriate government approvals.

13.3 Neither party assumes responsibility or liability for the nature, conduct, or results of any research, testing or other work performed by the other party.

13.4 This Agreement may not be assigned by either party without the prior written consent of the other party.

13.5 Any notice, report or communication to be given under this Agreement may be delivered personally, sent by registered or certified mail, return receipt requested, or transmitted


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     by facsimile copy or electronic mail to the parties at the addresses given below or such other addresses may be notified from time to time. Any notice, report or communication so sent shall not be deemed to have been given until it has been received by the party to whom it has been addressed.

            Albert Einstein College of Medicine of Yeshiva University Office of Industrial Liaison
            1300 Morris Park Avenue
            Bronx, New York 10461

                  Attention:  Dr. Sidney Goldfischer
                  Telephone   718-430-3357
                  Facsimile   718-430-8822
with a copy to:

            Amster Rothstein & Ebenstein
            90 Park Avenue
            New York, New York 10016

                  Attention:  Kenneth George
                  Telephone   212-647-5995
                  Facsimile   212-286-0854

            Innovir Laboratories, Inc.
            510 East 73rd Street
            New York, NY  10021

                  Attention:  Allan R. Goldberg, Ph.D.
                  Telephone   212-249-4703
                  Facsimile   212-249-4513

with a copy to:

            Fulbright & Jaworski L.L.P.
            1301 McKinney, Suite 5100
            Houston, Texas  77010-3095

                  Attention:  Thomas D. Paul
                  Telephone   713-651-5325
                  Facsimile   713-651-5105

13.6 The terms and conditions herein contained constitute the entire Agreement between the parties and supersede all previous communications, whether oral or written, between the parties hereto with respect to the subject matters hereof, and no previous agreement or understanding varying or extending the same shall be binding upon either party hereto.

13.7 No amendment or modification of this Agreement shall be effective unless it is in writing and signed by duly authorized representatives of all parties.

13.8 The parties covenant and agree that, if either party fails or neglects for any reason to take advantage of any of the terms provided for the termination of this Agreement, or


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     if either party, having the right to declare this Agreement terminated shall fail to do so, any such failure or neglect by either party shall not be a waiver or be deemed or be construed to be a waiver of any cause for the termination of this Agreement subsequently arising or as a waiver of any of the terms, covenants or conditions of this Agreement, or the performance thereof. None of the terms, covenants or conditions of this Agreement may be waived by either party except by its written consent.

13.9 All parties hereby especially agree and contract that neither party intends to violate any public policy, statutory or common law, rule or regulation, treaty or decision of any government agency or executive body thereof of any country or community or association of countries; if any word, sentence, paragraph or clause or combination thereof of this Agreement is found, by a court or executive body with judicial powers having jurisdiction over this Agreement or any of its parties hereto, in a final unappealed order to be in violation of any such provision in any country or community or association of countries, such words, sentences, paragraphs or clauses or combination shall be inoperative in such country or community or association of countries and the remainder of this Agreement shall remain binding upon the parties hereto.

13.10 Neither party shall be liable for delays caused by bona fide labor disputes, war, civil or military disturbances, acts or lack of action of governments or governmental authorities, accidents, fires, explosions, epidemics, forces of nature, acts of God or other causes reasonably beyond its control, but each party shall use all reasonable efforts to avoid such delays and to minimize the extent of any delays that do occur.

13.11 This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

13.12 This Agreement shall be deemed to have been made under, and shall be construed and interpreted in accordance with the laws of the State of New York, U.S.A.

     IN WITNESS WHEREOF, University and Innovir have caused this Agreement to be executed in duplicate by their respective duly authorized officers.


INNOVIR LABORATORIES, INC.              ALBERT EINSTEIN COLLEGE OF MEDICINE
                                               OF YESHIVA UNIVERSITY



By:   ALLAN R. GOLDBERG               By:    CHARLES E. ROGLER
  ----------------------------             --------------------------------
      Allan R. Goldberg, Ph.D
      Chairman and President


Date:                                   Date:
     -----------------------                  --------------------------



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